Execution Version

AMENDMENT NO. 1 TO CREDIT AGREEMENT

AMENDMENT No. 1 (this “Amendment”) dated as of December 9, 2008 to the Revolving Credit Agreement dated as of March 14, 2008 (the “Credit Agreement”) among NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION (the “Borrower”), the BANKS party thereto (the “Banks”), DEUTSCHE BANK SECURITIES INC., UBS LOAN FINANCE LLC and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., New York Branch, as Co-Documentation Agents, THE ROYAL BANK OF SCOTLAND PLC, as Syndication Agent, and THE BANK OF NOVA SCOTIA, as Administrative Agent (the “Administrative Agent”).

WITNESSETH:

WHEREAS, the parties hereto desire to amend the Credit Agreement to add certain provisions thereto and to provide for certain waivers and consents and other amendments with respect to the terms thereof;

NOW, THEREFORE, the parties hereto agree as follows:

Section 1.  Defined Terms; References.  Unless otherwise specifically defined herein, each term used herein that is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement.  Each reference to “hereof”, “hereunder”, “herein” and "hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall, from and after the Amendment Effective Date (as defined in Section 8 below), refer to the Credit Agreement as amended hereby.

Section 2.  Liens.  Clause (vii) of Section 5.10 of the Credit Agreement is hereby amended by replacing “$3,000,000,000” with “$6,000,000,000”.

Section 3.  ICC Transactions. Article 9 of the Credit Agreement is hereby amended by adding immediately after Section 9.14 thereof a new Section 9.15 that reads as follows:

“Section 9.15.  ICC Transactions. Notwithstanding anything to the contrary set forth in this Agreement (without limiting the terms of the penultimate sentence of this Section 9.15) or in any of the Notes or other instruments or documents that have been or are in the future executed or delivered pursuant to, or that otherwise relate to, this Agreement or to any Borrowings or Loans hereunder (all of the foregoing, collectively with this Agreement, the “Credit Documentation”), (a) to the extent necessary under the Credit Documentation, the Banks hereby consent to, and waive any Default, Event of Default or other breach, violation, default or noncompliance with the provisions of the Credit Documentation that might otherwise be caused by or be attributable to, the “ICC Transactions” as such term is defined in Schedule 9.15 hereto, and (b) the ICC Transactions, the “ICC Assets,” the “ICC Related Companies” (as such terms are respectively defined in Schedule 9.15 hereto), and the assets, liabilities and operations of the ICC Related Companies (including without limitation any circumstances, events, occurrences, actions or omissions relating to, of or by any of the ICC Related Companies), are hereby excluded from, and shall not be taken into account in applying, interpreting or determining compliance with, the provisions of the Credit Documentation (including without limitation, the definitions, representations, warranties, covenants, agreements, conditions and events of default set forth in the Credit Documentation) and may be excluded from any certifications, notices, reports or statements delivered or to be delivered pursuant to the Credit Documentation. Without limiting the generality of the foregoing, the defined terms “Controlled Subsidiary,” “Consolidated Subsidiary Member,” “ERISA Group,” “Joint Venture,” “Member” and “Subsidiary,” among others, as used in the Credit Documentation shall not include the ICC Related Companies. Notwithstanding the preceding provisions of this Section 9.15, any new investments in the ICC Related Companies by purchase of equity and/or debt securities, funding (through capital contributions and/or newly originated loans) of working capital or capital expenditure needs of the ICC Related Companies, payment by RTFC or the Borrower of claims of other creditors of the ICC Related Companies, and/or provision of any new guarantees, letters of credit and/or other new credit support or credit enhancement of the debt or other obligations of the ICC Related Companies, in the case of each of the foregoing, made or provided by the Borrower and/or RTFC at any time from and after December 9, 2008 shall not exceed in the aggregate (but without double-counting any such new investments) $275,000,000 without the consent of the Required Banks.  To the extent that the Credit Documentation provides that any of the ICC Transactions may be implemented if certain advance notice thereof is given, all such conditions or requirements of advance notice shall be deemed to have been complied with and all such notices shall be deemed to have been duly and timely given in accordance with the terms of the Credit Documentation.”

Section 4.  ICC Transactions Schedule.  The Credit Agreement is hereby amended by adding immediately after Schedule 5.03(a) thereto a new Schedule 9.15 to the Credit Agreement in the form attached to this Amendment as Schedule 9.15, which schedule is hereby incorporated in and made a part of this Amendment and the Credit Agreement.

Section 5.  Representations of Borrower.  The Borrower represents and warrants that (i) the representations and warranties of the Borrower set forth in Article 4 of the Credit Agreement will be true on and as of the Amendment Effective Date, provided that, for purposes of this Section 5, (A) with respect to Section 4.02(a), all references to balance sheets and financial statements as at and for the fiscal year ended May 31, 2007 shall refer to the Borrower’s financial statements as at and for the fiscal

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year ended May 31, 2008, (B) with respect to Section 4.02(b), all references to balance sheets and financial statements shall refer to the Borrower’s financial statements as of and for the three-month period ended August 31, 2008 and references to the six-month period ended November 30, 2007 shall refer to the three-month period ended August 31, 2008, and (C) with respect to Section 4.02(c), the reference to November 30, 2007 shall refer to August 31, 2008.

Section 6.  Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

Section 7.  Counterparts.  This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 8.  Effectiveness.  This Amendment shall become effective as of the date hereof (the “Amendment Effective Date”) when the Administrative Agent shall have received from each of the Borrower and the Required Banks a counterpart hereof signed by such party or facsimile or other written confirmation (in form satisfactory to the Administrative Agent) that such party has signed a counterpart hereof.

Section 9.  Continuing Effectiveness of Credit Agreement as Amended.  From and after the Amendment Effective Date, the Credit Agreement and this Amendment shall be construed together as a single instrument, and the Credit Agreement, as amended hereby, shall remain in full force and effect and is hereby ratified, approved and confirmed all respects.

Section 10.  Severability.  Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.  Headings.  The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof or of the Credit Agreement as amended hereby.

Section 12.  Successors and Assigns.  This Amendment shall be binding upon and shall inure to the benefit of the parties hereto, the other Banks and the respective successors and assigns of the foregoing.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

By: /s/STEVEN L. LILLY
Name: Steven L. Lilly
Title: Sr. Vice President & Chief Financial Officer

                                            [OTHER SIGNATURES FOLLOW
                                            SCHEDULE 9.15 ATTACHED HERETO]

SCHEDULE 9.15

ICC TRANSACTIONS

Background

As described in the Borrower’s filings with the U.S. Securities and Exchange Commission, Rural Telephone Finance Cooperative (“RTFC”), a Consolidated Subsidiary of the Borrower, made secured loans to Innovative Communication Corporation (“ICC”), a diversified telecommunications company organized under the laws of the United States Virgin Islands (“USVI”) and headquartered in St. Croix, USVI, which loans have been on non-accrual status since February 2005, and ICC and certain of its affiliates are the subject of pending bankruptcy proceedings.  Through operating divisions and subsidiaries, ICC provides cellular, wireline local and long-distance telephone, cable television, Internet access and other telecommunications services in the eastern and southern Caribbean and in mainland France.  ICC and its subsidiaries are hereby defined as the “ICC Companies.”  As of August 31, 2008, RTFC had $484 million in loans outstanding to ICC, and all such ICC loans have been on non-accrual status since February 1, 2005.  A Bankruptcy Trustee has been appointed to manage the operations of the ICC bankrupt estate (the “Trustee”).  The Trustee has separated the bankrupt estate into two groups described by the Trustee as follows:

“Group 1”:

•	Wireline telephone operations in the USVI,
•	Wireless telephone operations in the USVI and St. Maarten/St. Martin, and
•	Cable television service operations in the USVI, the British Virgin Islands and St. Maarten.

“Group 2”:

•	Cable television operations in Guadeloupe, Martinique and France.

ICC Transactions

The Borrower and RTFC are contemplating the acquisition of some or all of the assets and/or stock of the ICC Companies in Group 1 and/or Group 2 (collectively, “ICC Assets”), either through a credit bid pursuant to which, if such credit bid is successful, ICC Assets would be transferred to RTFC, the Borrower or one or more designees controlled by the Borrower or RTFC (and which may be one or more special purpose entities owned directly or indirectly by the Borrower or RTFC) or through one or more joint ventures with one or more third-party bidders pursuant to which the Borrower, RTFC and/or one or more special purpose entities created by the Borrower or RTFC

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would receive partial equity ownership in the acquisition entity/ies (the above-mentioned designees, special purpose entities and joint ventures, together with the ICC Companies, are hereby defined collectively as the “ICC Related Companies”); and in either case, among other things, (i) RTFC may transfer some or all of its rights with respect to its ICC loans (including without limitation the right to acquire ICC Assets pursuant to a successful RTFC credit bid) to the Borrower or to one or more special purpose entities controlled and designated by the Borrower, and such transfer(s) of RTFC’s rights may occur (A) in exchange for the Borrower’s forgiveness of, or in satisfaction of, some or all of RTFC’s indebtedness to the Borrower that was incurred to finance RTFC’s ICC loans, and/or (B) pursuant to the terms of a guaranty agreement between the Borrower and RTFC under which the Borrower has guaranteed, subject to certain limitations, that RTFC’s loss in respect of its ICC loans will not exceed its loss reserve therefor and under which the Borrower is entitled to be transferred RTFC’s rights relating to the ICC loans if RTFC makes a call on the guaranty; (ii) the Borrower and/or RTFC may provide equity and/or debt capitalization of, and ongoing funding for, the entities involved in the acquisition, ownership and operation of ICC Assets, and may create one or more of special purpose entities for such purposes; (iii) the Borrower and/or RTFC may provide working capital and capital expenditure financing to the ICC Companies and for the ICC Assets, either directly or through such special purpose entity/ies; (iv) the acquisition of ICC Assets would involve settling claims of other creditors of the ICC Companies, which settlements may be financed by the Borrower and/or RTFC directly or through ICC Related Companies; (v) the Borrower and/or RTFC may provide credit support and/or credit enhancement for obligations of ICC Related Companies, including without limitation in the form of guaranties and/or letters of credit; (vi) the Borrower or RTFC would hold such ICC Assets (through one or more special purpose entities) or such joint venture investment(s) and operate or provide for the operation of the ICC Companies for the purpose of preserving and rehabilitating such ICC Assets, preparing them for resale or other disposition and reselling or disposing of them in one or more transactions at a price or prices or for other consideration satisfactory to RTFC and/or the Borrower; and (vii) the Borrower and/or RTFC may engage staff and/or outside consultants, agents, managers, management companies and other professional advisers to advise and assist with respect to, and/or to carry out, the foregoing.  All of the potential transactions, actions and other matters referred to above in this paragraph (together with such other related transactions and steps, occurring prior to or concurrently with or within a reasonable time after the transactions, actions and other matters referred to above and as may be reasonably necessary to carry out such transactions, actions and other matters) are hereby defined collectively as the “ICC Transactions.”

Nothing in this Schedule 9.15 or in Section 9.15 of the Credit Agreement shall constitute an obligation on the Borrower, RTFC or any other Person to enter into all or any of the transactions, or to take all or any of the actions, described in this Schedule 9.15.  Transactions and actions referred to in this Schedule 9.15 are not necessarily listed in the chronological order in which they may be entered into or taken.

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[SIGNATURE PAGES TO AMENDMENT NO. 1 TO
REVOLVING CREDIT AGREEMENT DATED AS OF MARCH 14, 2008
CONTINUE ON FOLLOWING PAGES]

THE BANK OF NOVA SCOTIA, as Administrative Agent and as a Bank
By:	/s/ THANE RATTEW
Name: Thane Rattew
Title: Managing Director

The Bank of Tokyo-Mitsubishi UFJ, LTD, New York Branch
By:	/s/ MARY COSEO
Name: Mary Coseo
Title: Authorized Signatory

Commerica Bank
By:	/s/ MARK SKRZYNSKI
Name: Mark Skrzynski
Title: Corporate Banking Officer

DEUTSCHE BANK AG NEW YORK BRANCH
By:	/s/ MING K. CHU
Name: Ming K. Chu
Title: Vice President

By:	/s/ HEIDI SANDQUIST
Name: Heidi Sandquist
Title: Vice President

HSBC BANK USA, NATIONAL ASSOCIATION
By:	/s/ JIMMY TSE
Name: Jimmy Tse
Title: Vice President

JPMORGAN CHASE BANK, N.A.
By:	/s/ MICHAEL DEFORGE
Name: Michael DeForge
Title: Executive Director

KEYBANK NATIONAL ASSOCIATION
By:	/s/ SHERRIE I. MANSON
Name: Sherrie I. Manson
Title: Senior Vice President

MERRILL LYNCH BANK USA
By:	/s/ LOUIS ALDER
Name: Louis Alder
Title: First Vice President

Mizuho Corporate Bank, Ltd.
By:	/s/RAYMOND VENTURA
Name: Raymond Ventura
Title: Deputy General Manager

By:
Name:
Title:

PNC Bank, N.A.
By:	/s/ D. JERMAINE JOHNSON
Name: D. Jermaine Johnson
Title: Vice President

The Royal Bank of Scotland PLC
By:	/s/ BELINDA TUCKER
Name: Belinda Tucker
Title: Senior Vice President

SunTrust Bank
By:	/s/ANDREW JOHNSON
Name: Andrew Johnson
Title: Director

UBS Loan Finance LLC
By:	/s/ IRJA R. OTSA
Name: Irja R. Otsa
Title: Associate Director

By:	/s/ MARY E. EVANS
Name: Mary E. Evans
Title: Associate Director

U.S. Bank, N.A.
By:	/s/ ERIC J. COSGROVE
Name: Eric J. Cosgrove
Title: Vice President